Exhibit 10.2

To: DUINMAAIJER B.V.
Attn: Maarten Molenaar
Twickellaan 8
1333 SH Almere
The Netherlands

From: SNAP-ON EUROPE HOLDING B.V.
Schepenbergweg 34
1105 AT Amsterdam
The Netherlands

Amsterdam, 28 June 2007

Subject: Variation to the Sale and Purchase Agreement between Snap-on Europe Holding B.V., Snap-on UK Holdings Ltd. and Duinmaaijer B.V. of 18 May 2007 (“SPA”).

Dear Maarten,

In view to fulfil the condition precedent to Completion of Clause 3.7 of the SPA, some amendments to the SPA are suggested in respect of Clause 1.1, Clause 3.8, Clause 4, Clause 8, the indemnifications with regard to pension and tax, Clause 11 and Clause 14 and the interest on the intercompany loan, in order that Completion will be effected on 29 June 2007 or as soon as possible after that date.

Clauses 3.8, 4.1 and 4.8 and the definition of “Completion” in Clause 1.1 of the SPA, are to be read as follows:-

3.8                                 In the event that the conditions set out in Clause 3.7 are not fulfilled on Completion Date, the Sellers shall have the option to waive these conditions or to terminate this Agreement with no compensation of any nature becoming due to the Purchaser. The Sellers shall notify the Purchaser ultimately three (3) days before the Completion Date whether the conditions set out in Clause 3.7 have been fulfilled and if they have not, whether such conditions are waived or termination of this Agreement is invoked. In the case that the termination of the Agreement is invoked, all of the provisions of this Agreement, save the provisions of Clauses 14, 15, 16 and 18 shall cease to apply between the Parties per the date of such notification. Only in the case that Sellers invoke the termination of this Agreement on the basis of this Clause 3.8, and the cause for the non-fulfilment of the conditions set out in Clause 3.7 is not attributable to the Purchaser’s lack of co-operation pursuant to Clause 3.6, the Sellers shall compensate the Purchaser’s costs made in connection with the preparation of this Transaction, which compensation shall not exceed EUR 100,000 (hundred thousand euro), in aggregate. This compensation shall be paid to the Purchaser on the basis of specified invoices issued to and paid by the Purchaser. For the avoidance of doubt, this compensation will not cover any costs of the Purchaser taking legal actions against the Seller, for whatever reason and on whatever grounds.

4.1                                 Completion shall take place at the offices of Boekel De Nerée N.V. in Amsterdam, Gustav Mahlerplein 2, 1028 MA, on 29 June 2007 or as soon as possible, after that date, not later than the seventh Business Day after notice is given by Seller NL, that the conditions set out in Clause 3.7 have been fulfilled.

4.8                                 In the event that either Party fails to perform in accordance with the provisions set out in Clause 4.2 the non-defaulting Party may, at its election, terminate this Agreement or defer Completion for 14 days in view of granting the defaulting Party a term to remedy its default. If the defaulting party has not remedied its default within said period, the non defaulting party may waive its right or may terminate the Agreement without prejudice to any of its other rights and claims (including, even if this Agreement is terminated, any right to payment of damages). In the event, however, that Completion should be deferred to a date beyond 1 October 2007, this Agreement shall be terminated by operation of law regardless of remedy still being possible.

1.1

Completion                                                                  the performance of actions set out in Clause 4, to take place on 29 June 2007 or as soon as possible after fulfilment of the conditions set out in Clause 3.7, as set out in Clause 4.1, and Completion Date shall be the date on which Completion takes place;

Clauses 8.1, 8.2, 8.3 8.4 and 8.5 of the SPA, are to be read as follows:-

8.1                                 The Seller NL shall indemnify SES or the Purchaser (but never both) against:

(a)                                  any recourse that Dutch tax authorities may have against SES for corporate income tax claims that are referable to the fiscal unity to which SES has belonged immediately before the Completion Date;

(b)                                 claims made by employees of SES (other than referred to in sub c) in respect of SES not being affiliated to the Metalektro association of social insurance (“bedrijfsvereniging”) in the period preceding the Completion Date; and

(c)                                  amounts duly claimed by Metalektro pension fund (“bedrijfstakpensioenfonds Metalektro”) and (former and present) employees of SES against SES on the basis that SES should have been affiliated to that pension fund in the period of 20 (twenty) year preceding 1 July 2007 and any such claim should be referable to this period.

8.2                                 [this entire Clause is deleted]

8.3                                 In the event of any claim within the meaning of Clause 8.1, arising in whatever manner against SES, Seller NL or a person designated by Snap-on Inc. to act on behalf of Seller NL, shall conduct the defence against such claims, at its absolute discretion and under its full control. The Sellers shall only be liable for the indemnity set out in Clause 8.1 (b) and in Clause 8.1 (c) in the event that the Seller NL or any person designated by Snap-on Inc. to act on behalf of Seller NL has fully conducted at the sole discretion of Snap-on Inc. the defence against such claims or after such claims have been settled by Seller NL or any person designated by Snap-on Inc. The Sellers shall only be liable for amounts that are finally and irrevocably settled or awarded by a competent Dutch court no longer subject to appeal, taking into account the reasonable interests of SES, which shall include providing security up to the reasonably expected amount of the relevant individual claim. SES shall be fully informed about the progress of such procedures. The Purchaser shall procure that SES shall, within its control and capabilities, fully facilitate such defence, which includes without limitation (i) giving prompt and timely notification of any claim or potential claim to Seller NL immediately after any claim has been filed to SES and (ii) providing all reasonable assistance, information and records, that SES is capable to provide in relation to the pensions, necessary to conduct the defence. Such assistance shall include, but not be limited to, making available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defence. The undertaking of the defence set out in this Clause 8.3 shall not constitute an admission of liability by Seller NL or any Snap-on group company. If SES fails to give timely and proper notice to Seller NL, with a copy to Snap-on Inc., or fails to provide assistance and timely information as set forth above, after a claim has been filed to SES pursuant to Clause 8.1 (b) and/ or Clause 8.1 (c), SES and the Purchaser shall not be entitled to the indemnities set out in Clause 8.1 (b) and/ or Clause 8.1 (c) respectively.

Both Parties undertake to keep all its books and records, other documents, information and data carriers in good condition up to the dates referred to in Clause 8.1 (b) and/or Clause 8.1 (c), and if a claim should arise pursuant to Clause 8.1 (b) and/ or 8.1 (c), until such claim is finally and definitively settled.

8.4                                 Any claim under the indemnity set out in Clause 8.1 (b) or Clause 8.1 (c) shall only be valid if such claim has been duly submitted to the Sellers in conformity with this Agreement.

8.5                                 The Sellers shall not be liable to indemnify SES or the Purchaser for the amounts that would fall under the indemnities set out in Clauses 8.1(b) and 8.1(c) in the event that such amounts arise from claims made on behalf of or initiated by Mr. Maarten Molenaar on his own behalf, irrespective of the circumstances that gave rise to such claims.

New Clause 11.5 is to be read as follows:-

11.5                           Seller NL shall procure that all present and former employees employed at SES who are participating in the Seller NL pension plan with Fortis, the Netherlands, are separated as a specific group from the general group of participants/ employees in the Dutch Snap-on pension plan with Fortis, the Netherlands, and Seller NL shall cooperate with the conclusion of a new agreement between Fortis and SES in order to implement the aforesaid separation. The negative or beneficial value of the pensions in relation to the current scheme for the present and former employees of SES that is implemented, shall be allocated pro rata to the participants of the respective pension fund of Fortis. Seller NL shall request Fortis to take care of the separation of SES’s (present and former) employees referred to above.

Clause 14.2 is to be read as follows:-

14.2                           The Purchaser and Maarten Molenaar undertake not to disclose any information relating to the Sellers, the Sellers’ group of companies or Snap-on Inc. or any of its Affiliated Parties, including business, financial, commercial, technical, market or otherwise proprietary information, which they may have obtained at any time before Completion in their roles as members of a management team or otherwise. The Purchaser and Maarten Molenaar shall not disclose, any information relating to the indemnities set out in Clause 8.1 to any person, including current and former employees of SES. Purchaser and Maarten Molenaar shall not facilitate or encourage in any way any former or present employee of SES in filing a claim against SES on the subject matter referred to in Clause 8.1 (b) or 8.1 (c), nor wil they encourage the MBO Team to do so.

To avoid misinterpretation in respect of the interest on the intercompany loan between Snap-on Finance B.V. and SES, we confirm our agreement as follows:-

Only the operational profits will go to SES from the Signing Date and the interest of the intercompany loan will be explicitly excluded from going to SES from the Signing Date.

The terms referred to in this letter shall be interpreted in accordance with the definitions set out and used in the SPA, unless defined otherwise.

This letter shall be sent by fax to:-

Snap-on Europe Holding B.V.
Dan Garramone/ Thomas Ward
Schepenbergweg 34
1105 AT Amsterdam
The Netherlands
Fax no.:

Duinmaaijer B.V.
Maarten Molenaar
Twickellaan 8
1333 SH Almere
The Netherlands
Fax no.:

A copy of this letter shall be sent by fax to:

Snap-on Inc.
Dan Garramone
2801-80th Street
Kenosha, Wisconsin 53141
United States of America
Fax no.:

Boekel De Nerée N.V.
Marein Smits
P.O. Box 75510
1070 AM Amsterdam
The Netherlands
Fax no.:

Pellicaan Advocaten
Michel Straus
Delflandlaan 1
P.O.Box 7266
1007 JG Amsterdam

Fax no.:

These amendments set out in this letter shall be effective when and if it is signed by Snap-on Europe Holding B.V., Duinmaaijer B.V. and Sun Electric Systems B.V. Please return a duly signed copy of this letter to us at your earliest convenience.

Should you have any questions or remarks, please do not hesitate to contact Marein Smits or us.

Kind regards,

Signature:
Name: Dan Garramone (authorised by power of attorney to sign for and on behalf of Snap-on Europe Holding B.V.)
Dated:

For Agreement:

Signature:
Name: Maarten Molenaar (for and on behalf of Duinmaaijer B.V.)
Dated:

Signature:
Name: Thomas Ward/ Dan Garramone (for and on behalf of Sun Electric Systems B.V.)
Dated: